CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND OTHER RIGHTS AND QUALIFICATIONS OF
               SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK



     SHERIDAN SQUARE ENTERTAINMENT, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

                  That pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of said Corporation, and pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, the Board has duly determined that forty (40) shares of Preferred Stock, $1.00 par value per share, shall be designated "Series B Convertible Participating Preferred Stock," and to that end the Board has adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series B Convertible Participating Preferred Stock, which resolution is as follows:

                  RESOLVED, that the Certificate of Designations, Preferences and Other Rights and Qualifications of Series B Convertible Participating Preferred Stock ("Certificate of Designations") be and is hereby authorized and approved, which Certificate of Designations shall be filed with the Delaware Secretary of State in the form as follows:

1. Designation and Amount. Forty (40) shares of the Preferred Stock of the Corporation, par value $1.00 per share, shall constitute a class of Preferred Stock designated as "Series B Convertible Participating Preferred Stock" (the "Series B Preferred Stock").

2. Dividends.

(a) The holders of shares of Series B Preferred Stock shall be entitled to receive prior and in preference to the declaration and payment of any cash dividend on the Series A Preferred Stock of the Corporation, $1.00 par value per share ("Series A Preferred Stock"), and the Class A or Class B Common Stock of the Corporation, $.01 par value per share ("Class A Common Stock" and "Class B Common Stock," respectively, and collectively referred to as "Common Stock"), and equal in preference to any other Preferred Stock ranking as to the payment of dividends pari passu with the Series B Preferred Stock, a cash dividend as provided in this Section 2. Dividends on each share of Series B Preferred Stock, whether or not declared by the Board of Directors of the Corporation (the "Board"), shall accrue at an annual rate of 8% of the sum of the Stated Value (as defined below) per share and shall be cumulative from and including the date of issuance of such share (the "Series B Issuance Date") to and including the earliest to occur of (i) the date on which the Stated Value of such share, plus all accrued and unpaid dividends thereon, is paid to the holder thereof in connection with a Liquidation (as defined below), or (ii) the date on which a Disposition Transaction (as defined below) occurs; provided, however, that (A) in the event a Disposition Transaction is not consummated by December 31, 2005, the dividend rate on the Series B Preferred Stock shall increase to 14% per annum from and after such date and (B) in the event a Disposition Transaction is not consummated by April 1, 2006, the dividend rate on the Series B Preferred Stock shall increase to 18% per annum from and after such date. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any shares of Series A Preferred Stock, Common Stock or any other class of capital stock of the Corporation (the "Preferred Dividend"). The "Stated Value" of each share of Series B Preferred Stock shall be $25,000. Notwithstanding anything to the contrary contained in this Section 2(a), if and when the Hirsch Transaction (as defined in Section 5(c)(i) below) occurs, then no dividends shall be due and payable on the Series B Preferred Stock and any accrued dividends to that point shall be null and void and shall cease to exist, since upon consummation of the Hirsch Transaction all shares of Series B Preferred Stock outstanding shall be cancelled pursuant to Section 7 below.

(b) In addition to, and not in lieu of Preferred Dividends payable under Section 2(a), if at any time a dividend or distribution of assets is declared and paid on Common Stock (other than a dividend or distribution payable solely in additional shares of Common Stock), the Corporation shall, at the same time, declare and pay to each holder of Series B Preferred Stock, a Preferred Dividend equal to the dividend that would have been payable to such holder if the shares of Series B Preferred Stock held by such holder had been converted to Class A Common Stock pursuant to Section 6 hereof or such other shares of capital stock immediately prior to the record date for such dividend or distribution (or the date of such dividend or distribution if no record date is fixed). The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in this Section 2(b) contemporaneously with the declaration of a dividend or distribution on the Common Stock or such other shares of capital stock.

(c) To the extent not paid on March 31, June 30, September 30, and December 31 of each year, beginning September 30, 2005 (the "Dividend Reference Dates"), all dividends which have accrued on each share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

(d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the holders of Series B Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares held by each such holder.

(e) The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares of Common Stock or of any other capital stock of the Corporation ranking junior or pari passu to the Series B Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless all accrued but unpaid Preferred Dividends on the Series B Preferred Stock have been or contemporaneously are paid.

3. Rights on Liquidation, Dissolution or Winding-Up, Etc

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a "Liquidation"), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

                  The holder of each then outstanding share of Series B Preferred Stock shall be entitled to receive before any distribution or payment is made upon the Series A Preferred Stock, the Common Stock or any other series or class of the Corporation's capital stock whether now existing or hereafter created, an amount equal to the greater of (A) the amount such holder would have received had all of the shares of Series B Preferred Stock held by such holder been converted into shares of Class A Common Stock pursuant to Section 6 hereof immediately prior to such Liquidation or (B) the sum of (1) the Stated Value of each share of Series B Preferred Stock held by such holder and (2) an amount equal to all accumulated, accrued and unpaid Preferred Dividends with respect to the Series B Preferred Stock held by such holder as of the date of such Liquidation. If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of Series B Preferred Stock the full preference amount to which they shall be entitled, the holders of Series B Preferred Stock shall share pro rata in any distribution of assets in accordance with such full preference amounts.

 (b) Subject to the last sentence of Section 2(a) above, if a Disposition Transaction shall be consummated, the Corporation shall pay or cause to be paid to the holders of Series B Preferred Stock prior and in preference to the holders of any other class of capital stock of the Corporation an amount equal to the amount they would be entitled to receive pursuant to Section 3(a) hereof if the Corporation liquidated on the date of consummation of such Disposition Transaction and had assets available for distribution equal to the aggregate amount payable to the Corporation and all stockholders thereof in connection with such Disposition Transaction (the "Disposition Proceeds"). The amount payable pursuant to this Section 3(b) shall be payable in full to the holders of the Series B Preferred Stock immediately following the closing of the Disposition Transaction subject to the receipt of the Disposition Proceeds or any part thereof by virtue of any escrow arrangement, promissory note, deferred payment of proceeds or otherwise with respect to which the holders of shares of Series B Preferred Stock will receive a proportionate payment.

4.       Redemption; Purchase Right.

(a) At any time on or after the Series B Issuance Date, the Corporation may redeem any or all shares of Series B Preferred Stock for cash, at a redemption price per share equal to (i) the Stated Value of a share of Series B Preferred Stock plus (ii) an amount equal to all accumulated, accrued and unpaid Preferred Dividends with respect to such share (the "Redemption Price"), determined as of the date of redemption, subject to Section 4(d) below. In the event the Corporation has elected not to redeem the Series B Preferred Stock, Kinderhook Capital Fund I, L.P. or an affiliate thereof ("Kinderhook"), shall be entitled to purchase any or all shares of Series B Preferred Stock for cash, at the Redemption Price, subject to Section 4(d) below. All shares of Series B Preferred Stock that have not been redeemed or purchased, shall remain outstanding and entitled to all of the rights and preferences provided herein.

(b) In the event the Corporation elects to redeem, or Kinderhook elects to purchase, shares of Series B Preferred Stock pursuant to this Section 4, written notice of such redemption or purchase shall be given to the holders of record of the shares to be redeemed or purchased at such holders' addresses as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption or purchase of any share of Series B Preferred Stock to be redeemed or purchased, except as to the holder to whom the Corporation or Kinderhook, as the case may be, has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption or purchase date; (ii) the number of shares of Series B Preferred Stock to be redeemed or purchased and, if fewer than all the shares held by such holder are to be redeemed or purchased, the number of shares to be redeemed or purchased from such holder; (iii) the Redemption Price, together with the description in reasonable detail of the calculation thereof; and
         (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

(c) In the case of any redemption or purchase pursuant to this Section 4, from and after the redemption or purchase date (unless a default shall be made by the Corporation or Kinderhook, as the case may be, in providing for the payment of the Redemption Price), all rights of the holders of the shares of Series B Preferred Stock in respect of the shares of Series B Preferred Stock covered by such redemption or purchase shall cease (except the right to receive from the Corporation or Kinderhook, as the case may be, the Redemption Price). Upon surrender of the stock certificates representing any shares so redeemed or purchased (properly endorsed or assigned for transfer, if required) in accordance with the notice, such shares shall be redeemed by the Corporation or purchased by Kinderhook, as the case may be, at the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed or purchased, a new certificate shall be issued representing the unredeemed or unpurchased shares without cost to the holder thereof.

(d) Notwithstanding anything to the contrary contained in this Section 4, if the Merger Agreement (as defined in Section 5(c)(i) below) is terminated prior to the consummation of the Hirsch Transaction, then for a period of ninety (90) days from the date of termination, all shares of Series B Preferred Stock to be redeemed or purchased, as the case may be, shall be redeemed or purchased at a price equal to 80% of the Redemption Price.

5.       Voting Rights.

(a)      The holders of shares of Series B Preferred Stock shall be entitled,
         (i) voting separately as a class (with no other stockholders voting), to approve all matters that adversely impact the rights, ranking or preferences of the Series B Preferred Stock, (ii) to cast such number of votes in respect of such shares of Series B Preferred Stock as shall equal the largest whole number of shares of Class A Common Stock into which such shares of Series B Preferred Stock are then convertible pursuant to Section 6 hereof on all matters on which holders of Class A Common Stock shall be entitled to vote, voting together as one class with, and in the same manner and with the same effect as, such holders of Class A Common Stock.

(b) If the Merger Agreement is terminated prior to the consummation of the Hirsch Transaction, then the Corporation shall not, so long as at least 25% of the shares of Series B Preferred Stock outstanding on the Series B Issuance Date remain outstanding, without the affirmative consent or approval of the holders of at least a majority of the shares of the Series B Preferred Stock then outstanding, voting as a separate class, given at a meeting called for such purpose or by written consent, for which notice shall have been given to the holders of Series B Preferred
         Stock:

(i) take any action to amend, modify, alter or repeal any provision of its Certificate of Incorporation or take any action to amend, modify, alter or repeal any provision of its By-laws, in each case, in a manner that adversely affects the holders of Series B Preferred Stock;

(ii) in any manner authorize, create or issue any shares of any class or series (A) of capital stock having voting, dividend, liquidation, redemption or other material rights or preferences pari passu with or senior to the Series B Preferred Stock, or (B) of any bonds, debentures, notes or other obligations that are convertible into or exchangeable for, or any options, warrants or other rights to acquire, in each case any shares of the Corporation's capital stock having rights or preferences pari passu with or senior to the Series B Preferred Stock;

(iii) in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Series B Preferred Stock;

(iv) reclassify the shares of Common Stock or any other shares of any class or series of capital stock now in existence or hereafter created junior to the Series B Preferred Stock into shares of any class or series of capital stock ranking, in any respect including without limitation, as to payment of dividends, distribution of assets or redemptions, senior or pari passu to the Series B Preferred Stock;

(v) make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of assets) on, or make any other payment or distribution on account of, or set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of its Common Stock, or of any other class of capital stock of the Corporation, whether now or hereafter outstanding;

(vi) discontinue the businesses in which it is engaged as of the Series B Issuance Date (which does not include the discontinuation of an individual product or line of products that are not significant to the Corporation), or engage in any business other than the business in which it is engaged as of the Series B Issuance Date or any business or activities similar or related thereto or ancillary to or in furtherance of the operation thereof;

(vii) sell, lease or otherwise dispose of, directly or indirectly, in one or a series of related transactions, any assets of the Corporation, unless such sale, lease or disposition is in the ordinary course of business;

(viii) effect or permit, or offer or agree to effect or permit, a Disposition Transaction;

(ix) enter into any new material transaction after the Series B Issuance Date with any of the Corporation's officers, directors or any Person directly or indirectly controlled by or under common control with the Corporation or any of its officers, directors (a "Related Party") including, without limitation, any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any Related Party; or

(x)      repurchase or redeem any of the Corporation's shares of capital stock.

(c)      For purposes of this Certificate:

(i) "Disposition Transaction" shall mean (A) the direct or indirect sale, lease, exchange or other transfer, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any other Person or Persons or (B) a transaction or series of related transactions (including, without limitation, by way of merger, consolidation, recapitalization or sale of equity) the result of which is that the holders of the Corporation's voting securities immediately prior to such transaction are after giving effect to such transaction no longer, in the aggregate, the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) of more than 50% of the voting power of the outstanding securities of the surviving or successor entity; provided, however, that the transactions contemplated by that certain Agreement and Plan of Merger anticipated to be entered into during July 2005 (the "Merger Agreement"), by and among the Corporation, Hirsch International Corp. and a wholly-owned subsidiary of Hirsch (the "Hirsch Transaction"), shall be deemed a Disposition Transaction.

(ii) "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, including, as appropriate, the Corporation or any subsidiary thereof.

6. Conversion of Series B Preferred Stock. If the Merger Agreement is terminated prior to the consummation of the Hirsch Transaction, then:

(a) Each holder of Series B Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert each share of Series B Preferred Stock into such whole number of shares of Class A Common Stock as is equal to the number of fully paid and non-assessable shares of Class A Common Stock which results from multiplying the number of shares of Series B Preferred Stock to be converted by the sum of the Stated Value plus all accumulated, accrued and unpaid dividends thereon and dividing the result by the Conversion Price per share for the Series B Preferred Stock in effect at the time of conversion. The initial Conversion Price per share of the Series B Preferred Stock shall be $63.20 (as may be adjusted, the "Conversion Price").

(b) Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Class A Common Stock pursuant to
         Section 6(a) hereof, the holder of such Series B Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder or holders of Series B Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates for the number of shares of Class A Common Stock to which such holder or holders shall be entitled as aforesaid. Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted and notwithstanding anything to the contrary herein, the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

(c) No fractional shares shall be issued upon conversion of Series B Preferred Stock into Class A Common Stock. In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6(b) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Class A Common Stock would, except for the provisions of the first sentence of this Section 6(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series B Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board.

(d) The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i) For purposes of this Section 6, the term "Number of Common Shares Deemed Outstanding" at any given time shall mean the number of shares of Common Stock outstanding at such time on a fully diluted basis (including all (x) options, warrants and securities convertible into or exchangeable for shares of Common Stock and (y) without duplication, the number of shares of Common Stock deemed to be outstanding under paragraphs (1) to (5) of this Section 6(d)(i), inclusive, at such time). Except as provided in Section 6(d)(iii) hereof, if and whenever on or after the Series B Issuance Date, the Corporation shall issue or sell, or shall in accordance with paragraphs (1) to (5) of this Section 6(d)(i), inclusive, be deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale (in each case, other than in connection with a transaction or event which is covered by Section 6(d)(ii)), then immediately upon such issue or sale or deemed issue or sale (the "Triggering Transaction"), the Conversion Price shall be reduced to the Conversion Price (calculated to the nearest tenth of a cent) determined by dividing:

(A) an amount equal to the sum of (x) the product derived by multiplying the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction by the Series A Conversion Price then in effect, plus (y) the consideration, if any, received by the Corporation upon consummation of such Triggering Transaction, by

(B) an amount equal to the sum of (xx) the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction plus (yy) the number of shares of Common Stock issued (or deemed to be issued in accordance with paragraphs (1) to (5) of this Section 6(d)(i)) in connection with the Triggering Transaction.

                  For purposes of determining the adjusted Conversion Price under this Section 6(d)(i), the following paragraphs (1) to (5), inclusive, shall be applicable:

(1) In case the Corporation at any time shall issue any options or warrants for the purchase of Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of the issuance of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of issuance of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. If the "price per share" of any such Option is not specifically determinable at the time of issuance of such Option, the adjustment of the Conversion Price shall be made immediately upon the final determination of such price per share, except as otherwise provided in paragraph (3) below. No adjustment of the Conversion Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in paragraph (3) below.

(2) In case the Corporation at any time shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (3) below.

(3) If the purchase price provided for in any Options referred to in paragraph
(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraphs (1) or (2), or the rate at which any Convertible Securities referred to in paragraphs (1) or
(2) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in this Section 6(d)(i) or in Section 6(d)(ii)), the Conversion Price in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding contained such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in paragraph (1) or the rate at which any Convertible Securities referred to in paragraphs (1) or (2) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is hereby reduced.

(4) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair market value of such consideration at the time of such issuance (as determined by the Board in good faith). In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be (as determined by the Board in good faith).

(5) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 6(d)(i).

(ii) In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the number of shares of Class A Common Stock issuable upon conversion of the Series B Preferred Stock shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Class A Common Stock, the number of shares issuable upon conversion of the Series B Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price in effect immediately prior to such combination).

(iii) The provisions of this Section 6 shall not apply to any Common Stock issued, issuable or deemed issued or outstanding under paragraphs 6(d)(i)(1) to
(5) inclusive pursuant to: (i) the issuance of options to any employee, consultant or director of the Corporation or any of its subsidiaries but only if the issuance of such options has been approved by the Board of Directors, (ii) the issuance of Common Stock or other securities upon exercise of any outstanding options or warrants, (iii) the issuance of Common Stock or other securities as consideration for any acquisition that may be completed by the Corporation or any of its subsidiaries, (iv) the conversion or exchange of any outstanding convertible or exchangeable securities or (v) any other issuance or transaction if the holder(s) of at least a majority of the outstanding shares of Series B Preferred Stock agree in writing to such non-application.

(iv) If any event occurs as to which, in the opinion of the Board, the provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 6 except in the case of a combination of shares of a type contemplated in Section 6(d)(ii) hereof and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 6(d)(ii) hereof.

(v) No adjustment in the Conversion Price for the Series B Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such Conversion Price; provided, however, that any adjustments which by reason of this Section 6(d)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 6(d) shall be made to the nearest one cent ($0.01).

(e) In the event the Corporation shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends) or options or rights not referred to in Section 6(e) hereof (any such distribution being "In Kind") to the holders of Common Stock, then, in each such case for the purpose of this
Section 6(e), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such In Kind distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price for the Series B Preferred Stock then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

(h) If the Corporation should effect any capital reorganization or reclassification of its capital stock, or cause a Disposition Transaction (other than the Hirsch Transaction) to occur while any shares of Series B Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification or Disposition Transaction, lawful and adequate provision shall be made whereby each holder of Series B Preferred Stock shall thereafter have the right to receive in full satisfaction of the Corporation's obligations with respect to the Series B Preferred Stock on the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification, or Disposition Transaction not taken place. In such case, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of at least a majority of the Series B Preferred Stock then outstanding) with respect to the rights and interests of the holders of Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price of the Series B Preferred Stock and of the number of shares of Common Stock issuable upon conversion thereof) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series B Preferred Stock. The Corporation shall not effect any such reorganization, reclassification or Disposition Transaction (other than the Hirsch Transaction) unless prior to or simultaneously with the consummation of any such reorganization, reclassification or Disposition Transaction, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Disposition Transaction or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each holder of Series B Preferred Stock, the obligation to deliver to such holders of Series B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder of Series B Preferred Stock may be entitled to receive in full satisfaction of the Corporation's obligations with respect to the Series B Preferred Stock, and containing the express assumption of such successor corporation of the due and punctual performance and observance of every provision of this Certificate of Designation to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series B Preferred Stock.

(i) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) If any event occurs of the type contemplated by the provisions of this
Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Series B Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Class A Common Stock issuable upon conversion of each Share.

(k) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a statement, signed by its chief financial officer or other appropriate officer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such Series B Preferred Stock at the time in effect, and
(C) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series B Preferred Stock.

(l) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

(m) The Corporation shall pay all documentary or stamp taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares.

(n) All shares of Class A Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all liens or charges imposed by the Corporation with respect thereto.

(o) Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if sent by overnight courier, electronic mail (provided that an appropriate address has been designated for such party), or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation.

(p) In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 6 hereof or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. Notwithstanding the provisions of Section 5 hereof, the Certificate of Incorporation of the Corporation may, by the appropriate approval of the Board and stockholders of the Corporation, be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.

7. Cancelled and Reacquired Shares. Upon consummation of the Hirsch Transaction, all issued and outstanding shares of Series B Preferred Stock shall be cancelled and shall no longer be deemed issued or outstanding. Any shares of the Series B Preferred Stock cancelled, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after such action. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock, unless otherwise provided for in the Certificate of Incorporation of the Corporation, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

8. Waiver. Any right or privilege of the Series B Preferred Stock (including without limitation any rights related to the conversion thereof and to adjustments of the Conversion Price) may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the holders of at least a majority of the Series B Preferred Stock then outstanding and any such waiver shall be binding upon each holder of Series B Preferred Stock.

9. Transfer Agents. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series B Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send written notice thereof to each holder of record of Series B Preferred Stock.

                                                     * * * * *

      Such resolution was signed by the duly authorized officers of the Corporation.

Dated:  July 20, 2005

                                             SHERIDAN SQUARE ENTERTAINMENT, INC.



                                              By:    /s/ Joseph J. Bianco
                                              ---------------------------
                                              Name:  Joseph J. Bianco
                                              Title: Co-Chief Executive Officer



                                              By:      /s/ Jeanne Drewsen
                                              ---------------------------
                                              Name:    Jeanne Drewsen
                                              Title:   Secretary